Exhibit 99

October 29, 2018

Beacon Roofing Supply Appoints Major General (Ret.) Barbara G. Fast to its Board of Directors

HERNDON, Va.--(BUSINESS WIRE)-- Beacon Roofing Supply, Inc. (Nasdaq: BECN), announced today that it has added Major General (Ret.) Barbara G. Fast to its Board of Directors, effective immediately. She also will be a member of the Board’s Compensation Committee.

Major General Fast currently serves as the Chairperson of the Board of publicly-traded American Public Education, Inc.  (Nasdaq: APEI), a for-profit education company serving over 82,000 students in over 100 degree programs. She also serves as the Chairperson of APEI’s compensation committee and is a member of APEI’s nominating and corporate governance committee.  She also serves as the Chairperson of the Board of Hondros College of Nursing. Major General Fast also serves on the Strategic Advisory Group for the Sierra Nevada Corporation, a privately held aerospace engineering firm. Previously, she served as the Senior Vice President, Army and Defense Intelligence Programs and then Senior Vice President, Strategic Engagements for CGI Federal. Prior to that she was the Vice President, Cyber and Information Solutions for The Boeing Company (NYSE:BA), where she developed the company’s cyber strategy and led Boeing’s cyber, unmanned underwater vehicle, electronic warfare and information business. Major General Fast also serves on several non-profit Boards, holding positions as Director, Armed Forces Communications and Electronics Association Board; Director, US Space and Rocket Center Commission; Trustee, Alabama Cyber and Engineering Magnet School Board; and Chair, Cyber Huntsville Cyber Advisory Council.

Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key positions, including Deputy Director, Army Capabilities Integration Center (ARCIC), Training and Doctrine Command (TRADOC); Commanding General, U.S. Army Intelligence Center and Fort Huachuca; Director of Intelligence (C2) Multinational Forces-Iraq and Combined Joint Task Force-7, Operation Iraqi Freedom; Director of Intelligence (J2), U.S. European Command; Director, S1, Signals Intelligence Directorate, and Assistant Deputy Director of Operations, Military Support/Deputy Director, Central Security Services, National Security Agency (NSA/CSS); Commander, 66th Military Intelligence Group; Deputy Chief of Staff, G2, 2nd Armored Division; Commander, 163rd Military Intelligence Battalion; and numerous other command and staff positions.

Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and an Honorary Doctorate of Laws from Central Missouri State University. She is also a graduate of the Army War College.

“We are very pleased to welcome General Fast to our Board of Directors," said Robert R. Buck, Beacon's Chairman. "Her unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers, will be valuable assets to Beacon and our Board of Directors as we move forward with our growth initiatives, particularly our leading e-commerce platform."

Major General Fast added:  “I am excited about joining Beacon's Board of Directors, not only because Beacon has a proven track record of delivering great value to its shareholders and customers, but also because Beacon is a market leader in an industry that always has been a main driver of our country’s growth and prosperity.  I look forward to working with management and the other Board members to continue the company's advancement."

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3939

JNowicki@becn.com